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                                   EXHIBIT 21


Subsidiaries of the Registrant:

        Bell Electronics Corp. (California)               (1)
        Bell Industries, Inc. (Minnesota)
        J. W. Miller Company (California)                 (1)
        Bell Ontario Holding, Inc. (California)           (2)
        Viewtek, Inc.                                     (2)
        Milgray International, Inc.                       (2)
        Milgray Ltd.                                      (2)


All companies listed are wholly owned by the Registrant (Bell Industries, Inc. of California) and are included in the consolidated financial statements.

(1)     Inactive.

(2) In connection with the sale of the Electronics Distribution Group in January 1999, subsidiary will be liquidated.